Exhibit 10.5

Employment agreement – Michael Browne and Trident Brands Incorporated

This Employment Agreement is entered into as of the date of the last signature below, by and between Trident Brands Incorporated (TRIDENT) and Michael Browne ("Employee").

Trident and Employee hereby agree as follows:

1.
Position of Employment. The Company will employ the Employee in the position of President of TRIDENT and, in that position, Employee will report to the Board of Directors of TRIDENT. TRIDENT retains the right to change Employee's title, duties, and reporting relationships as may be determined to be in the best interests of the Company.

Term of Employment. Employee's employment with TRIDENT Company shall begin on March 18th, 2014 and shall continue for a period of one year, after which time this contract shall be renewed, unless:

•	Employee's employment is terminated by either party in accordance with the terms of Section 4 of this Employment Agreement; or

•
Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

2.	Compensation and Benefits.

•
Base Salary. Employee shall be paid a base salary of $5000 monthly prior to the start of consumer sales, and $10,000 monthly thereafter. Payments will be made in gross amount and employee will be responsible for taxes, personal office expenses, and travel to the Greater Toronto area to conduct business duties..

•
Incentive compensation. Variable compensation aligned to profit delivered will be set by the board within six months of first consumer sales. Employee and Trident enter this agreement with the intent of setting variable compensation as a percentage of net margin.

Incentive and Deferred Equity Compensation. Employee will receive, at the date of signing, the following equity options.

-	375K options at $.75. Vesting at 12 months

-	375 K options at $1.00. Vesting at 24 mos.

-	375 K options at $1.50. Vesting at 36 months

3.
Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

•	General Duties.

I.
Employee shall render to the very best of Employee's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

II.
Employee shall devote his time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Employee is not obligated to work a minimum number of hours, but is expected to be continuously available to Trident and to commit sufficient time to meet the requirements of the business. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other company without without approval of the chairman or Board of Directors.

III.	Employee shall have limited authority to enter into any contracts binding upon the Company, but material commitments must be authorized by the chairman or Board of Directors of TRIDENT Company.

•	Specific Duties. Scope of work: general management of all commercial affairs. Investor relations contributions as needed. Participation in board of directors to ensure advocacy of business plans.

4.
Termination of Employment. Employee's employment with the Company may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

•
Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 1 month notice in writing to the Chairman of TRIDENT Company. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's base salary will remain unchanged during the notification period.

•
Termination by the Company without cause. TRIDENT Company may terminate Employee's employment at any time during the course of this agreement by giving 1 month notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee's duties and responsibilities set forth above and use Employee's best efforts to train and support Employee's replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary will remain unchanged during the notification period. All vested shares and 50% of unvested shares will remain his property.

•
Termination by the Company For Cause. The Company may, at any time and without notice, terminate the Employee for "cause". Termination by the Company of the Employee for "cause" shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony involving moral turpitude;; (c) intentional and willful misconduct that may subject the Company to criminal or civil liability; (d) breach of the Employee's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (e) insubordination or deliberate refusal to follow the instructions of the Chairman of TRIDENT Company.

•
Termination By Death or Disability. The Employee's employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Employee's heirs, beneficiaries, successors, or assigns shall be entitled to vested equity only.

5.
Confidentiality. Employee agrees that at all times during Employee's employment and following the conclusion of Employee's employment, whether voluntary or involuntary, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of the Company or to any employee of the Company who does not also have access to such Confidential Information, without express authorization of the President of the Company. "Confidential Information" shall mean any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information the Company receives in confidence from any other party, or any other secret or confidential matters of the Company. Additionally, Employee will not use any Confidential Information for Employee's own benefit or to the detriment of the Company during Employee's employment or thereafter. Employee also certifies that employment with the Company does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others.

6.
Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts.

Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of TRIDENT Company and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that TRIDENT Company, without obtaining Employee's consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by TRIDENT to any entity which purchases all or substantially all of the Company's assets.

Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

•
Waiver of Rights. No waiver by TRIDENT Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

•
Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Province of Ontario, Canada. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of Ontario.

IN WITNESS WHEREOF, TRIDENT Brands Inc. and Employee have executed and delivered this Agreement as of the date written below.

/s/Michael Browne Michael Browne	TRIDENT Brands, Inc. By: /s/Mark Holcombe Name: Mark Holcombe Title: Director